Exhibit 99.1
Novelis Inc. Announces Pricing of $2.5 Billion
Senior Unsecured Notes
ATLANTA, Dec. 10, 2010 — Novelis Inc. announced today the pricing of its previously announced private offering of $2.5 billion aggregate principal amount of senior unsecured notes. The offering consisted of $1.1 billion of 8.375% Senior Notes due 2017 and $1.4 billion of 8.75% Senior Notes due 2020 (collectively, the “New Senior Notes”). The New Senior Notes were priced at par value and will bear an interest rate of 8.375% per annum in the case of the 8.375% Senior Notes due 2017, and 8.75% per annum in the case of the 8.75% Senior Notes due 2020, payable semi-annually on June 15 and December 15, beginning on June 15, 2011. The Company expects to close the offering of the New Senior Notes on December 17, 2010, subject to the satisfaction of customary closing conditions and the refinancing described below.
The New Senior Notes are part of Novelis’ previously announced $4 billion refinancing to recapitalize the Company’s balance sheet. As part of the refinancing, Novelis also intends to enter into a new $1.5 billion secured term loan credit facility and replace its existing $800 million asset-based loan (“ABL”) facility with a new $800 million ABL facility.
Novelis will use the proceeds from the refinancing to retire its existing debt and to fund a distribution of $1.7 billion as a return of capital to its parent company.
The New Senior Notes have not been registered under the Securities Act and may not be offered or sold within the United States or to U.S. persons, except to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A under the Securities Act and to certain persons in offshore transactions in reliance on Regulation S under the Securities Act.
This news release shall not constitute an offer to sell or a solicitation of an offer to purchase the New Senior Notes and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom, such an offer, solicitation or sale would be unlawful. Any offers of the New Senior Notes will be made only by means of a private offering circular.
About Novelis
Novelis Inc. is the global leader in aluminum rolled products and beverage can recycling. The company operates in 11 countries, has approximately 11,600 employees and reported revenue of $8.7 billion in fiscal year 2010. Novelis supplies premium aluminum sheet and foil products throughout North America, Europe, Asia and South America. Novelis is a subsidiary of Hindalco Industries Limited (BSE: HINDALCO), one of Asia’s largest integrated producers of aluminum and a leading copper producer. Hindalco is a flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit www.novelis.com.

Forward-Looking Statements
Statements made in this news release which describe Novelis’ intentions, expectations or predictions may be forward-looking statements within the meaning of securities laws. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty. Novelis does not intend, and disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Important risk factors which could impact Novelis are included under the caption “Risk Factors” in Novelis’ Annual Report on Form 10-K for the year ended March 31, 2010, as filed with the SEC, and are specifically incorporated by reference into this news release.
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Media Contact Charles Belbin +1 404 760 4120 charles.belbin@novelis.com	Investor Contact Isabel Janci +1 404 760 4164 isabel.janci@novelis.com

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